Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into by and between Jeffrey R. Tarr (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of February 22, 2011 (the “Effective Date”).
A. The Company wishes to hire Executive as a member of the Company’s executive and management team in the capacity of President and Chief Executive Officer.
B. The Company’s Board of Directors (the “Board,” which term also includes any committee of the Board when used herein) believes that it is in the best interests of the Company and its stockholders to enter into an Employment Agreement with Executive to set forth the terms and conditions of Executive’s employment and to provide for severance benefits in the event Executive’s employment is terminated without Cause (as defined below) or Executive resigns his employment for Good Reason (as defined below) in order to avoid distraction of Executive due to uncertainty about his future role with the Company.
C. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.
D. Certain capitalized terms used in the Agreement are defined in Section 5 below.
In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:
1. Employment Term. Unless otherwise terminated in accordance with Section 4, below, Executive’s employment under this Agreement shall commence on April 5, 2011 (or such other date as mutually agreed by Executive and the Company) (the “Start Date”) and continue for a period of 36 months (the “Initial Term”). Thereafter, the Initial Term shall be automatically extended on an annual basis for an additional one-year period, unless the Company or Executive provides the other party hereto with not less than 180 days’ prior written notice that the Term will not be so extended. The Initial Term, as it may be extended, is referred to herein as the “Term.” Notwithstanding the foregoing, the then-current Term is subject to termination as provided in Section 4 hereof.
2. Duties.
(a) During the Term, Executive will serve as the President and Chief Executive Officer of the Company or in such other capacity as may be mutually agreeable from time to time by the Board and Executive, and will have such responsibilities, duties and authority as are customary for someone of that position.
(b) Executive shall also perform such other duties during the Term as are reasonably and legally assigned to Executive by the Board and that are consistent with the position in which he is employed.
(c) The Company will provide the Executive with appropriate office space, facilities and support personnel.
(d) During the Term, Executive shall use his good faith reasonable best efforts to perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. Executive may serve on civic or charitable boards or committees and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. If the Board consents to such service, Executive may serve on one for-profit corporate board; provided that such service does not individually, or together with other activities described in this Section 2, unreasonably interfere with the performance of his duties under this Agreement.

3. Compensation, Benefits and Perquisites.
(a) Base Salary. Beginning as of the Start Date, Executive will be paid an annual base salary (the “Base Salary”) in respect of his services hereunder during the Term, prorated for partial years of employment. The initial Base Salary shall be at an annual rate of $550,000. The Base Salary will be paid in equal periodic installments according to the Company’s customary payroll practices. During the Term, the then applicable Base Salary shall be reviewed by the Board at least annually and may be increased, but shall not be reduced at any time without Executive’s prior written consent.
(b) Bonus. In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the “Bonus”) (if earned) for each calendar year during the Term for which services are performed under this Agreement. The performance criteria for any particular calendar year shall be established by the Board no later than 90 days after the commencement of such calendar year (or, in the first calendar year of employment, within 90 days after Executive’s commencement of employment) and prompt notice thereof provided to Executive. Executive’s Bonus for a calendar year shall equal 85% of his annualized Base Salary (“Target Bonus”) for that year if target levels of performance for that year (as established by the Board when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year). The Bonus shall be prorated for 2011. Performance criteria shall include such criteria as reasonably determined by the Board, which may (but need not) include stock price, operating earnings, revenue, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine. Any Bonus for a calendar year shall be subject to Executive’s continued employment with the Company through the end of the calendar year in which it is earned and shall be paid after the conclusion of the calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than two and one half (2-1/2) months following the end of the year with respect to which a Bonus is earned.
(c) Initial Equity Award Grant. On February 23, 2011, Executive shall be granted equity awards with a fair value of $2,500,000. Such fair value shall be determined based on the financial accounting valuation of such awards.
(i) Fifty percent (50%) of such award shall consist of nonqualified stock options (the “Initial Option Grant”) to purchase the Company’s common stock pursuant to the Company’s equity incentive plan, and shall subject to the terms of such plan and the standard form of award agreement under such plan. The exercise price of the options granted pursuant to the Initial Option Grant shall be the fair market value of the Company’s common stock on the date of grant. Twenty-five percent (25%) of the Initial Option Grant shall vest and become exercisable on the day prior to the first anniversary of the Start Date, and the remaining seventy-five percent (75%) of the Initial Option Grant shall vest and become exercisable in equal increments on the day prior to the second, third and fourth anniversaries of the Start Date, subject in each case to Executive’s continued employment with the Company through such date; provided, however, that if Executive’s employment hereunder terminates due to his death or Disability, the Initial Option Grant shall fully vest and become exercisable.
(ii) Fifty percent (50%) of such award shall consist of shares of restricted common stock of the Company (the “Initial Restricted Stock Grant”) pursuant to the Company’s equity incentive plan, and shall be subject to the terms of such plan and the standard form of award agreement under such plan. Twenty-five percent (25%) of the Initial Restricted Stock Grant shall vest on the day prior to the first anniversary of the Start Date, and the remaining seventy-five percent (75%) of the Initial Restricted Stock Grant shall vest in equal increments on the day prior to the second, third and fourth anniversaries of the Start Date, subject in each case to Executive’s continued employment with the Company through such date; provided, however, that if Executive’s employment hereunder terminates due to his death or Disability, the Initial Restricted Stock Grant shall fully vest.

(d) Annual Long-Term Incentives. Executive shall be eligible for annual stock option and/or other equity incentive grants based on the achievement of such individual and Company-related performance criteria as determined by the Board. Performance criteria shall include such criteria as determined by the Board, which may (but need not) include stock price, operating earnings, revenue, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine. The target annual incentive grant shall be equity awards with a fair value (as determined by the Board in good faith) of $1,300,000 with greater amounts up to $1,950,000 or lesser amounts (including zero), awarded for performance above or below target (such greater or lesser amounts to be determined by a formula established by the Board for that year when it establishes targets and performance criteria for that year). The annual incentive grant for 2011 shall be prorated for the partial year of employment. The vesting and other terms of such equity incentive grants shall be determined by the Board at the time of grant, provided that such grants shall vest on a pro rata basis in the event of Executive’s death or Disability as specified in the applicable award agreement.
(e) Benefits. While Executive remains in the employ of the Company, Executive shall be entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally (provided that in no event shall this Agreement affect the Company’s right to amend or terminate any benefit plan). With regard to Paid Time Off (PTO), Executive shall be entitled to the rights and benefits under the Company’s Paid Time Off (PTO) Policy, but in any event, not less than four (4) weeks per calendar year. PTO time is considered earned wages.
(f) Indemnification. To the fullest extent permitted by law and the Company’s certificate of incorporation and bylaws, the Company hereby indemnifies Executive and holds him harmless from the Effective Date, through the Term, and after the period of Executive’s employment hereunder, from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive are or was a director, officer, attorney, employee, or agent of the Company or serving in such capacity for another corporation at the request of the Company. This indemnification is in addition to that provided in the Company’s certificate of incorporation and bylaws.
(g) D&O Insurance. The Company shall cover Executive under directors and officers liability insurance from the Effective Date, through the Term, and, while potential liability exists, after the period of Executive’s employment hereunder, on the most favorable terms as provided to any other director or executive officer of the Company.
(h) Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the Company shall be reimbursed in accordance with the Company’s then current travel and expense policies. In addition, the Company shall promptly reimburse Executive (or directly pay at Executive’s request) legal fees of up to $15,000 incurred by Executive in connection with the negotiation and drafting of this Agreement.
4. Termination of Employment.
(a) For Cause, Disability, Death or Resignation Without Good Reason; Termination by Executive at the End of the Term. Executive may terminate his employment at any time, for any reason, upon 30 days prior notice to Company or upon nonextension of the Term pursuant to Section 1; provided that the Company may in its sole discretion, elect to waive all or any part of any notice period. If the Executive’s employment is terminated during the Term by the Company for Cause, if Executive voluntarily terminates employment with the Company other than for Good Reason at any time, or if Executive’s employment terminates due to death or Disability, the Company shall pay to the Executive (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and accrued Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). Except as otherwise provided herein, any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(b) Termination Without Cause or Resignation For Good Reason in Absence of Change in Control. Company may terminate Executive’s employment at any time without Cause upon 30 days prior written notice to Executive. Upon Executive’s involuntary termination of employment by the Company without Cause outside of a Change in Control Period (as defined in subsection (c) below), or Executive’s resignation for Good Reason outside of a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two (2) times (y) the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount (defined below). Except as otherwise provided herein, any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 shall not be treated as a termination without Cause under this Section 4(b).
(c) Termination Without Cause, Non-Renewal or Resignation For Good Reason Prior to, Upon or Following a Change in Control. Upon Executive’s termination of employment by the Company without Cause within six months prior to, upon, or within 24 months following a Change in Control (“Change in Control Period”), Executive’s termination of employment by nonextension of the Term by the Company pursuant to Section 1 during a Change in Control Period, or Executive’s Resignation for Good Reason during a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two times (y) the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount (defined below). In addition, any unvested equity awards that were granted prior to the Change in Control Period shall fully vest (and, for stock options, become exercisable) and otherwise shall be treated as specified in the applicable equity plan and award agreement. For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 during the Change in Control Period shall be treated as a termination without Cause hereunder. Notwithstanding anything to the contrary in this Section 4(c), if Executive’s employment is terminated during the period that is six months prior to a Change in Control, and such termination is in anticipation of such Change in Control or not related to Executive’s unsatisfactory performance and not as a result of Cause, Executive will become entitled to all payments and accelerated equity award vesting and exercisability pursuant to this Section 4(c) upon the Change in Control (offset by any payments made pursuant to Section 4(b) or 4(d), as applicable).
(d) Nonrenewal by Company. If the Company provides notice to Executive pursuant to Section 1 that the Term will not be extended, the Term shall end on the scheduled date and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to 1.85 multiplied by Executive’s then in effect Base Salary. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.
(e) Failure to Obtain TS/SCI Clearance. Notwithstanding Sections 4(a) through 4(c), if Executive does not obtain a TS/SCI clearance prior to April 5, 2012, the Company may, in its sole discretion, terminate Executive’s employment hereunder after April 5, 2012. In such event, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (i) three months of Executive’s then in effect Base Salary, plus (ii) the product of (A) 85% of Executive’s then in effect Base Salary and (B) a fraction, the numerator of which is 90 and the denominator of which is 365, plus (iii) the product of (A) 85% of Executive’s then in effect Base Salary and (B) a fraction, the numerator of which is the number of days Executive is employed by the Company in the year of termination and the denominator of which is 365. For the avoidance of doubt, there will be no award under Section 3(d) for such year. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(f) Welfare Benefits. Executive’s eligibility to participate in the Company’s medical, dental, and vision benefit plans and other insured welfare benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in medical, dental, and vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to eighteen (18) months. In the event Executive is entitled to severance payment benefits pursuant to Section 4(b), 4(c) or 4(d) above, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period following Executive’s termination of employment equal to the period with respect to which Executive’s Base Salary is paid as severance, at the Company’s sole cost; provided, however, that to the extent Executive becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Executive will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this subsection (f) unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company. Any medical, dental and vision continuation coverage provided pursuant hereto shall be deemed “alternative coverage” for purposes of COBRA.
(g) Release of Claims. The payment and provision of any and all severance benefits pursuant to Sections 4(b), (c), (d) and (e) above shall be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment in the form attached to this Agreement as Exhibit A. All lump-sum payments due pursuant to this Agreement shall be payable on the 30th day following the date of termination (or on the next business day, if the 30th day is a weekend day or a holiday). The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims.
5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Bonus Amount. “Bonus Amount” shall mean the average of actual annual bonuses payable under Section 3(b) to Executive with respect to the two fiscal years immediately preceding the year which the Executive’s employment terminates; provided, however, that (i) any such fiscal year in which the Executive was not employed by the Company shall be disregarded, and (ii) if one of the fiscal years taken into account is 2011, the actual bonus paid with respect to such year shall be annualized for purposes of determining the Bonus Amount. Notwithstanding the foregoing, in the event Section 4(c) applies the Bonus Amount shall be the Executive’s Target Bonus under Section 3(b).
(b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
(i) Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding equity securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates, or from an underwriter pursuant to a public offering, by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;
(ii) The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or
(iv) The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(c) Cause. “Cause” shall mean:
(i) conviction of a felony or a crime involving fraud or moral turpitude; or
(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which significantly impairs Executive’s ability to perform appropriate employment duties for the Company; or
(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control , including violation of a non-competition or confidentiality agreement; or
(iv) Executive’s loss of TS/SCI clearance as a result of Executive’s misconduct; or
(v) willful failure to follow lawful instructions of the person or body to which Executive reports; or
(vi) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.
(d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.
(e) Resignation for Good Reason. Resignation for “Good Reason” shall mean, without the express written consent of Executive, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):
(i) a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements, including in connection with an assignment permitted by Section 10(j);
(ii) following a Change in Control, a material reduction or change in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the ultimate parent entity;

(iii) any reduction of Executive’s then in effect Base Salary or Executive’s Target Bonus as set forth in Section 3(b);
(iv) Executive’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s current corporate headquarters; or
(v) any material breach of this Agreement by Company.
In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination must be given no later than 90 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.
6. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 6, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 6 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 6 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.
7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

9. Proprietary Information, Invention and Non-Competition Agreement. Executive acknowledges and agrees that the provision of benefits hereunder by the Company is subject to Executive’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Exhibit B, and that no benefits shall be provided hereunder in the event Executive violates such Agreement.
10. Miscellaneous Provisions.
(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Sections 4(b), (c) and (d)), shall any such benefit be reduced by any earnings or benefits that Executive may receive from any other source.
(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an officer of the Company (other than Executive) expressly authorized by the Board to sign said waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning Executive’s employment arrangements.
(d) Non-Duplication of Benefits. Any severance benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any other severance-related arrangement. It is intended that this Agreement not duplicate benefits Executive is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company.
(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.
(f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
(g) Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIM OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EXECUTIVE AND THE COMPANY AT THEIR ADDRESSES SET FORTH ABOVE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. EACH PARTY WAIVES TRIAL BY JURY, ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.
(i) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.
(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(l) Executive Representations. Executive represents and warrants that his entering into this Agreement, and his performance of services for the Company hereunder, will not violate any covenant or agreement to which Executive is a party.
11. Application of Section 409A. This Agreement is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, Executive’s employment will be treated as terminating when and only when Executive experiences a Separation from Service. For purposes of this Agreement, the term “Separation from Service” means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).
No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A. Each payment of benefits pursuant to Sections 5 or 6 shall be a separate payment to the maximum extent permitted by Section 409A.

The portion of any payment under this Agreement that would constitute a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4),would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.
In the event that the Company becomes subject to the sanctions imposed pursuant to Section 2716 of the Public Health Service Act by reason of this Agreement, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such sanctions being imposed.
Notwithstanding any other provision in this Agreement, if (i) Executive is a “specified employee” on the date of the Executives “separation from service” within the meaning of Code Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i), and (ii) as a result of such separation from service the Executive would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), then such payment shall be made on the date that is the earliest of: (A) the first day following the day that is 6 months after the Executive’s separation from service, (B) the Executive’s date of death, or (C) such other date on which such payment will not be subject to such interest and additional tax.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.			JEFFREY R. TARR
By:
	Name:		Executive Signature
	Title:	Chief Financial Officer

Exhibit A
RELEASE OF CLAIMS
This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and Jeffrey R. Tarr (“Executive”). It is entered into pursuant to the terms of an Employment Agreement (the “Agreement”) between Executive and Company dated                                     , 2011 and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.
1. Termination of Employment. Executive’s employment with the Company has been terminated as a result of a Change in Control, an involuntary termination without Cause or a voluntary resignation for Good Reason, as defined in the Agreement, by which Executive became eligible for benefits upon termination of employment.
2. Severance Pay. On the 30th day following the date of termination (or on the next business day, if the 30th day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                              , less customary employee withholdings. Executive is also eligible for certain other continuation of benefits under the terms of the Agreement. Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Release of Claims.
3. Sole Entitlement. Executive acknowledges and agrees that no other monies or benefits are owing to Executive except as set forth in the Agreement.
4. Return of Property and Documents. Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.
5. Confidentiality and Nondisparagement Agreement. Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive previously executed in connection with his employment with the Company. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.
6. Release. Executive (for herself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder and any rights to indemnification, advancement of expenses, or insurance to which Executive is entitled under the Agreement, the Company’s Certificate of Incorporation, Bylaws or otherwise.

In light of the intention of Executive (for herself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, he has no right to recover any monies on behalf of herself, his agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
7. No Actions Pending. Executive agrees that he has not filed, nor will he file in the future, any claims, actions or lawsuits against any of the Releases relating to Executive’s employment with the Company, or the termination thereof, except as contemplated hereby.
8. No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.
9. Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
10. Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
11. Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
12. Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Dated:
Jeffrey R. Tarr

DIGITALGLOBE, INC.
Dated:	By:
Name:
Title:

Exhibit B
Executive Proprietary Information, Invention
and Non-Competition Agreement

Executive name (Please type or print) Jeffrey R. Tarr	Company location
I acknowledge that, during my employment with DigitalGlobe Inc. or by any of its subsidiaries, including any business entity of DigitalGlobe or any of its subsidiaries (such corporation, its successors and the subsidiaries of such corporation or of its successors being hereinafter individually and collectively called “DigitalGlobe” or “the Company”), I shall be in a position of confidence and trust, and shall have access to various data, technical developments and improvements, processes, tools, customer data and relationships, business plans, customer lists, marketing programs, price lists, salary and human resource information and other trade secrets and/or confidential information relating to the business of DigitalGlobe. I further recognize that, in providing highly specialized services for a wide variety of customers within an increasingly competitive global market, DigitalGlobe has a proprietary interest in all trade secret and other confidential information that I may acquire during the course of my employment which, if disclosed to competitors, would cause DigitalGlobe to suffer immediate and substantial injury. In addition, I acknowledge that I am a member of DigitalGlobe’s executive and management staff. Thus, I recognize that it is in DigitalGlobe’s legitimate business interest to restrict my use of such trade secrets and confidential or proprietary information for any purpose other than the discharge of my employment duties at DigitalGlobe, and accordingly enter into this Proprietary Information, Invention and Non-Competition Agreement (herein “Agreement”).
Therefore, in consideration of my employment (it being understood that this Agreement does not itself give me rights to employment or continued employment) by DigitalGlobe, I agree as follows:
1. I will not directly or indirectly during or after the term of my employment:
(a)	transfer or allow to be transferred, any information that is classified for purposes of national security, to any person, firm or organization not authorized to receive it; or

(b)
transfer, or allow to be transferred, any of the Company’s proprietary data or information, whether relating to products, equipment, inventions, ideas, designs, processes, research, software, customers, personnel, or otherwise, and including, without limitation, any of the Company’s manufacturing, technical or scientific know-how, methodologies, customers’ data, marketing programs, suppliers, pricing or bidding strategies, bids or proposals submitted or contemplated, customer contracts, and salary and human resource information or practices, to any person, firm or organization not authorized by the Company to receive it, or to use any of such proprietary data or information other than for the sole benefit of the Company; or

(c)
transfer, or allow to be transferred, any drawing, sketch, layout, formula, specification, report, written manufacturing, technical, or business information or the like owned by the Company, or any copy thereof, to any person, firm or organization not authorized by the Company to receive it; or

(d)
transfer, or allow to be transferred, any information that is not generally known outside the Company or that is designated by the Company as “Confidential” or “Restricted Confidential” or is similarly designated, to any person, firm or organization not authorized by the Company to receive it, or to use any of such designated information other than for the sole benefit of the Company; or

(e)
transfer, or allow to be transferred, any information not generally publicly known that is designated by a third party as “limited”, “private”, “confidential”, “proprietary” or is similarly designated, that the Company is contractually or otherwise obligated to protect from unauthorized disclosure, to any person, firm or organization not authorized by the Company to receive it, or use any such third party information other than for the benefit of the Company for purposes authorized by the Company; or

(f)
transfer, or allow to be transferred, any information pertaining to technology that has been deemed to be “controlled technology” as defined by the United States Department of Commerce, Bureau of Export Administration (BXA).

2. I will keep myself informed of the Company’s policies and procedures for safeguarding Company-controlled property, including all proprietary data and information, and will strictly comply therewith at all times. I will not, except when authorized by the Company, remove any Company-controlled property from Company premises. I will return to the Company, immediately upon termination of my employment or upon my transfer within the Company, all Company-controlled property in my possession or control.
3. I will grant and do hereby grant to the Company the sole and exclusive ownership of (including the sole and exclusive right to reproduce, use or disclose for any purpose) any and all reports, articles, books, recordings, audio-visual works, drawings, blueprints, data, software, firmware, writings and technical information and copyrights in the foregoing made or prepared by me alone or with others during the term of my employment, whether or not made or prepared in the course of my employment, that relate to the Company’s business or to apparatus, compositions of matter or methods pertaining to the Company’s business. I acknowledge that all such materials are the property of the Company within the scope of paragraph 1(b) and 1(c) above.
4. I will assign, and do hereby assign, to the Company or to its nominee, all my right, title and interest in each invention made or conceived during the term of my employment by me alone, or with others without further consideration. During or after the term of my employment, I will execute, acknowledge and deliver such assignments, affidavits, and other instruments prepared by the Company or its nominee, and do such other things as will assist the Company, or its nominee to obtain patents on such invention in any and all countries, all without further consideration, other than reimbursement of my expenses. I acknowledge that the expenses for which I might request reimbursement from the Company be limited to mailing charges and notary fees and other such expenses authorized in writing in advance by the Company, or its nominee.
5. There are excluded from the operation of paragraph 4:
(a)
all patents issued in my name, alone or with others, prior to the date of my first employment by the Company; and inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and:

(1)	do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development

(2)	which do not result from any work performed by me for the Company; and
(b)	the inventions that are listed in the Appendix of this Agreement.
6. To the extent permitted by applicable state law, I agree that I shall not, during my employment at DigitalGlobe and for a period of one (1) year after the termination of my employment at DigitalGlobe, directly or indirectly:
(a)
recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing him or obtaining his services or otherwise causing him to leave his employment with the Company;

(b)
solicit or divert to any competing business any customer or prospective customer to which I had contact during the eighteen (18) months prior to leaving DigitalGlobe unless previously approved by DigitalGlobe in writing; or

(c)
become employed by or perform professional services of the type I provided while employed by DigitalGlobe, for any competitor of DigitalGlobe in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions:

(1)
owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company;

(2)	serving as an employee, agent, consultant, officer, or director of any such entity; or

(3)
inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.
7. If the period of time or the area specified in Paragraph 6 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such numbers of months or the area reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as are adjudged to be reasonable.
8. I acknowledge that the restrictions contained in this Agreement, in view of the global nature of the Company’s business, are reasonable and necessary in order to protect the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of any of these restrictions, I acknowledge that DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.
9. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties.
10. This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.
11. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or the sub-portion of the business or assets of the Company that relate to Executive’s duties; or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company. I acknowledge that my obligations under this Agreement are binding upon my heirs, assigns and legal representatives.
I HAVE READ AND I UNDERSTAND THIS AGREEMENT AND ACKNOWLEDGE RECEIPT OF A COPY THEREOF:

(Executive’s signature)	(Date)	(Witness)

APPENDIX

Jeffrey R. Tarr
Executive name (Please type or print)	Company location
List of unpatented inventions owned or controlled by me on the date of entering these services including documents which disclose same. (A disclosure of the inventions themselves is not called for; what is wanted is an identification of the source documents, such as patent applications, or drawings, identified by number, title and/or date.) This information should appear on the back of all copies of this Agreement.
NONE